                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           TransTexas Gas Corporation
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                            76-0401023
-------------------------------------------------------------------------------
(State of incorporation or organization)                 (I.R.S. Employer
                                                         Identification No.)


      1300 North Sam Houston Parkway, East, Suite 310, Houston, Texas 77032
-------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class             Name of each exchange on which
          To be so registered             each class is to be registered
          -------------------             ------------------------------

     Common Stock, $0.01 Par Value        New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
-------------------------------------------------------------------------------
                                (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered

          Common Stock, $0.01 Par Value

          The capital stock of TransTexas Gas Corporation, a Delaware corporation (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $0.01 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

          Certain provisions of the Company's Certificate of Incorporation and By-laws were amended to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide that a Special Meeting of shareholders may only be called by order of the Board of Directors or a majority of the Company's Independent Directors or the Chairman of the Board, Chief Executive Officer, President or Secretary upon the written request of holders of at least 25% of the shares entitled to vote; (2) provide for a classified Board consisting of three classes of Directors, designated Class I, Class II and Class III, with each Director serving for a three (3) year term; (3) provide that elections of Directors may be made only by written ballot; and (4) require the unanimous act of the Directors to (i) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirely to any entity or (ii) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of insolvency or bankruptcy proceedings against it or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequester (or other similar official) of the Company for a substantial part of its property, or make any assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.   Exhibits

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           TRANSTEXAS GAS CORPORATION



Dated:  October 8, 1997                    By: /s/ EDWIN B. DONAHUE
                                              ------------------------------
                                              Edwin B. Donahue,
                                              Vice President, Chief Financial
                                              Officer and Secretary